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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

(Check One): [X] Form 10-K  [ ] Form 20-F   [ ] Form 11-K
             [ ] Form 10-Q  [ ] Form N-SAR

For Period Ended: December 31, 1997
                           ________________________
                                                                SEC File No.
                [ ] Transition Report on Form 10-K               000-22631
                [ ] Transition Report on Form 20-F
                [ ] Transition Report on Form 11-K              CUSIP No.
                [ ] Transition Report on Form 10-Q                N/A
                [ ] Transition Report on Form N-SAR

For the Transition Period Ended: N/A
                          _________________________

[Read Instruction (on back page) Before Preparing Form. Please Print or Type] Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION
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Full Name of Registrant
SYMPLEX COMMUNICATIONS CORPORATION
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Form Name if Applicable
N/A
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Address of Principal Executive Office (Street and Number)
35 RESEARCH DRIVE, ANN ARBOR, MI 48103
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]  (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X] (b) The subject annual report on Form 10-KSB or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date.
[ ]  (c)  The accountant's statement or other exhibit required by Rule
          12b-25(c) has been attached if applicable. N/A

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-QSB, or the transition report or portion thereof, could not be filed with the prescribed time period.

The Registrant has changed accounting firms. The new accountants have not been able to complete their audit in time for filing within the prescribed period.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

           Thomas Radigan                (313)                 995-1555
     ----------------------------    --------------    -------------------------
               (Name)                 (Area Code)         (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is
     no, identify report(s).                                [X] Yes [ ] No
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(3)  Is it anticipated that any significant changes in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                               [ ] Yes  [X] No


     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                      SYMPLEX COMMUNICATIONS CORPORATION

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 31, 1998            By: /s/ Gary Brock
                                   -----------------------------------
                                Gary Brock
                                Chief Executive Officer & President